EX-28.p.25

Doing the Right Thing

Our Global Code of Conduct

Global Code of Conduct - introduction

Doing the right thing

We’re working together to create a world-class investment company with a world-class culture.

To achieve success, we must operate responsibly at every level – when working on our own or as part of a team and most importantly, when we’re dealing with our customers, clients and the communities around us.

Acting responsibly, or ‘doing the right thing’, is more than just complying with the letter of the law. It’s about building trust, working together collaboratively and being committed to excellence in everything we do. It’s about making a positive difference to the environment and communities we work in. And it’s about operating and growing responsibly so that we can keep doing these things for many years to come.

Our strategic partners, customers and clients have chosen to trust us because of the excellent reputation we have for acting with integrity, honesty and always doing the right thing. Continuing to do this well will set us apart from others and reinforce confidence in our brand.

Our Code of Conduct covers the whole business globally. It gives us all a set of principles and standards we can follow and hold ourselves to. It’s also published on our corporate websites in Standard Life Aberdeen and Aberdeen Standard Investments for our stakeholders to see.

We all share a responsibility to read and understand the Code’s principles and apply them daily to every action we take. Doing this helps us to make sure we continue to do the right thing.

Thank you for your commitment,

Keith and Martin

About our Code

Our Code has two main aims

Most importantly, it encourages us all to think about what doing the right thing means in practice – for example how to ensure you are making the right decision for our customers and clients, where you can go for help, and how you can speak up.

Secondly, it summarises the main conflicts of interest areas covered by our policy and risk appetite frameworks. These, together with policies, procedures and local agreements contain more detailed information.

Complying with this Code

This code applies to all our people, including contractors and secondees. It could only take one serious breach of these standards to undo much of our good work. As individuals we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. Please read this Code and think about how it applies to you.

In addition to this Global Code of Conduct, all Supervised Persons and Access Persons of Aberdeen Standard Investments, including contractors and secondees, must comply with additional requirements that are specific to the asset management industry. You will have previously been advised by Risk and Compliance if you are deemed to be a ‘Supervised Person’ or an ‘Access Person’ and will be provided with additional documentation setting out these requirements.

At the end of the Global Code of Conduct you will find a ‘Useful Information’ section which contains links to a number of key policies, procedures and local agreements containing further information on the topics covered in the Code.

What happens if I do not meet the conduct standards?

Any action that falls short of the requirements of this Global Code of Conduct or any of our regulators may be dealt with under Standard Life Aberdeen’s formal investigation and disciplinary procedures. Depending on the specific circumstances of the breach, disciplinary action may result in your dismissal. In the case of contractors and agency workers, any inappropriate conduct may lead to the termination or suspension of services. We may also be obliged to submit a report to our regulators and/or the authorities.

If you become aware of a breach of the Global Code of Conduct and/or a regulatory breach you must report this at the earliest opportunity to your manager and/or Risk and Compliance, or via the whistleblowing Speak Up helpline (see the ‘Wrongdoing and Speaking Up’ section starting on page 16).

“Standard Life Aberdeen” refers to Standard Life Aberdeen plc and all of its subsidiaries.

How do I know if I am doing the right thing?

Decisions are not always straightforward.

Sometimes it will be obvious that an action is not the right thing to do, is unethical, goes beyond acceptable limits, or is even illegal.

On other occasions it may not be clear at all.

Asking yourself the questions shown in the diagram below can help you to work out whether what you are proposing to do is the right thing.

Put yourself in the shoes of our customers, clients, strategic partners, colleagues, the public and regulators. How would it look to them?

If you think your decision may reflect badly on Standard Life Aberdeen you should speak to someone (e.g. your line manager, Risk and Compliance) about it before you act.

The Wrongdoing and Speaking up section starting on page 16 explains where you can go to report a concern.

Remember that everyone we work with expects us to make decisions with professionalism and good judgement.

Working with others

How we treat others reflects on us individually and as a business. No matter who we work with, we value fairness, honesty, respect, consistency and collaboration as the hallmarks of good relationships.

Standard Life Aberdeen promotes ethical practices and policies. We all have a common responsibility to protect people from human rights abuses, which includes taking reasonable steps to ensure that we invest in companies and work with partners and suppliers that apply the same high standards.

We support action to eradicate Modern Slavery and Human Trafficking. In terms of the UK’s Modern Slavery Act 2015, we publish an annual group Modern Slavery statement, explaining the steps taken to help ensure that slavery and human trafficking are not taking place in our own business or supply chains,

Our customers and clients

Fair treatment of our customers and clients is at the heart of our culture and we are committed to building valuable long-term relationships with them that help them to protect and grow their assets.

We aim for high standards in everything, with propositions that are well designed and driven by the needs of customers and clients.

We accept and respect that the needs of our customers and clients are varied and will change throughout their relationship with us. We recognise that there are times when they could be vulnerable and we will listen to them, responding in a flexible manner that is understandable and accessible. We’re all expected to treat our customers and clients with fairness and respect, including in all of our communications.

Who do you work with?

•	Customers and clients

•	Strategic partners

•	Our people

•	Governments and regulators

•	Our shareholders

•	Industry bodies

•	Suppliers

•	The media

The same principles apply, no matter who you work with.

What should I do if… …I’ve been asked a question but I don’t think I have all the facts, or it’s about something I’m not very knowledgeable on?

Say that you’ll find out more about the situation and respond later. If you feel it’s appropriate to give an initial view, be clear about any assumptions you’ve made and say that you will confirm your view later, and that it may change.

Our people

We treat people fairly and with respect. We are committed to creating an open, safe and supportive working environment that drives high levels of engagement and performance.

We’re not all the same. We accept and respect our differences – and embrace the richness this diversity can bring to our relationships.

We expect you to behave professionally at work and outside of work when representing the company and that you consider the impact of your behaviour on others.

We don’t engage in or tolerate harassment, bullying, intimidation or offensive behaviour in any shape or form.

We take care not to place ourselves or those around us in danger, and we respect local health and safety policies.

Our communications

There are more ways than ever to communicate with each other. Think about what you need to say and who you need to say it to. Verify the facts before making a statement.

Choose the most appropriate method of communication and be particularly careful when using social media. However we say it, what we say should be timely, clear, fair and not misleading. It needs to present a fair picture and be appropriate to the intended audience. Don’t make public statements that could be interpreted as Standard Life Aberdeen’s view on the matter, unless you are authorised to do so.

Do you need to say it?

•	Never say anything you wouldn’t be comfortable being personally identified with

•	Think about whether you need to say it at all

•	Every document, phone call, email and instant message is a record that may become public

Acting with integrity

Acting with integrity and being a responsible business is fundamental to the way in which Standard Life Aberdeen operates. We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations relevant to our roles.

However, acting with integrity is a higher standard. It involves more than just complying with the letter of the law. It requires us to think about every action we take – before we take it – to ensure we are doing the right thing and acting in the interests of our customers and clients. Failing to meet a high ethical standard will reflect poorly on you individually and on Standard Life Aberdeen as a business.

Compliance with regulations and law

We are committed to ensuring compliance with the requirements of our regulators and legal frameworks in all the countries in which we operate.

We all have a responsibility to be aware of the requirements applicable to our roles, to comply with them and if in doubt seek advice.

Personal integrity

We all have a responsibility to notify important changes of personal circumstances – such as criminal proceedings or formal financial proceedings – which could impact on your role. Standard Life Aberdeen will appropriately support you in doing the right thing.

Anti-competitive behaviour

We must take care to avoid practices that may be viewed as anti-competitive, for example sharing confidential information with our competitors.

Training

We must all attain and maintain the competency required to perform effectively in our roles. It is important that we all take responsibility for our own personal development.

To support this, Standard Life Aberdeen provides a number of mandatory training courses that you must complete on joining the company and then periodically in line with the requirements of your role. We will also provide opportunities for training that is relevant to your role.

Accurate reporting

Standard Life Aberdeen is committed to complete, accurate and timely reporting to the market and the authorities, including our regulators.

Those of us who are responsible for accounting and financial record keeping duties have an obligation to ensure that all transactions, funds, assets, revenues and expenses are accounted for correctly and reported appropriately.

Money Laundering and Financial Crime

Money laundering is the attempt to hide or disguise the origin of funds to conceal criminal activity. Financial services companies can often be targeted by money launderers.

We have a duty to ensure that identity and other checks are conducted for new business relationships including customers and clients, third parties, partners and suppliers.

We must ensure we only receive or pay money to individuals and entities that have been suitably identified and verified in accordance with local legal requirements.

Standard Life Aberdeen values its reputation for financial integrity and reliability and is committed to preventing, detecting and reporting Fraud and developing an anti-Fraud culture.

If you have any suspicions of money laundering, fraud or any other financial crime occurring, you must raise a Suspicious Activity Report or follow the guidance on how to report wrongdoing using the whistleblowing Speak Up procedures.

Tax Evasion

Tax evasion is the act of intentionally underpaying tax. This is a criminal offence and can be committed at an Individual or corporate level. It is also an offence to facilitate another party’s actions in evading tax. We must ensure we take all reasonable measures to avoid facilitating another party’s actions in evading tax, and only work with other parties who apply the same high standards.

Conflicts of Interest & Outside Appointments

What is a conflict of interest?

A conflict of interest is any situation where the interests of the Company, or of our people, are in competition with those of a customer or client leading to a risk that a customer or client may be adversely affected.

Conflicts generally fit into one of two categories:

1.	Those that arise while conducting business for Standard Life Aberdeen and on behalf of its customers/ clients (i.e. the Company’s interest conflicts with a customer’s/client’s interest, or a client’s interest conflicts with another customer’s/client’s interest);

2.	Those resulting from personal activities of our people outside of Standard Life Aberdeen (e.g. outside appointments, involvement in public affairs, personal political donations).

Across the different aspects of our business (i.e. asset management, pensions and savings, platforms and advice), we provide a range of customer and client services and play multiple roles. We need to ensure that our decisions and actions do not lead us to further our own interests rather than acting in the best interest of our customers and clients.

We all have a duty to avoid conflicts of interest if we can. Sometimes it’s not possible – and in that case we have a responsibility to declare the conflict and deal with it fairly and transparently.

We all must avoid outside appointments and personal, business or investment activities that may conflict with the interests of Standard Life Aberdeen, our customers and clients.

What are outside appointments?

Outside appointments are any positions held with any organisations outside Standard Life Aberdeen by any Standard Life Aberdeen director or employee. This includes any voluntary or charitable business appointments, business ventures and significant ownership of companies.

What are the restrictions on undertaking outside appointments?

•	You must never use knowledge gained through your role in Standard Life Aberdeen for an advantage in an outside role or pass knowledge to someone who may use it in this way.

•	If you are working for, or linked with, a firm or body that is conducting business negotiations with Standard Life Aberdeen, or any of its subsidiaries, you must not take part in, or influence, these negotiations in any way.
•	In addition, your contract of employment may prevent you from taking a second job. If you are entitled to take a second job it must not be with one of Standard Life Aberdeen’s competitors.

What are my obligations in relation to outside appointments?

•	You must comply with the Standard Life Aberdeen Outside Appointments policy and procedures relevant to your business unit and role.

•	If you are unsure, contact Group Secretariat.

Market Conduct and Inside Information

What is Market Abuse?

There are three aspects to market abuse. It is:

•	The misuse of inside information for own gain or avoidance of loss,

•	Unlawful disclosure of inside information, or

•	Manipulating markets by giving false or misleading signals as to the price, supply, or demand for securities.

We all must conduct ourselves with integrity and honesty when making investment decisions on behalf of our customers and clients. You must abide by the general principles set out within the global regulatory environment and must never engage in market abuse.

What is inside information?

Inside information is precise information that is not generally available and that a reasonable investor would use to help them make investment decisions. It is also information that, if generally available, would be likely to significantly affect the price of an investment.

This includes if you have knowledge of Standard Life Aberdeen’s future intentions, including knowledge of future investment decisions of Standard Life Aberdeen or any of its entities products or funds. You must not make use of this knowledge if it is not generally available. You must also not pass on this knowledge to anyone who does not require it for work purposes.

What are the restrictions on my activities?

You must not conduct market abuse either for personal gain or for Standard Life Aberdeen’s gain. In particular, you must not conduct any personal account dealing if you have inside information or suspect that such dealing would be market abuse.

What are my obligations if I suspect market abuse or have inside information?

If you suspect any form of market abuse you must inform Risk and Compliance, or raise your concern using the whistleblowing Speak Up helpline (see page 16 and 17), immediately to ensure the appropriate notifications are made. If you are unsure as to whether you have correctly identified inside information, please refer to the Standard Life Aberdeen inside Information and Securities Dealing policy and your business unit’s procedures and guidance for further information on how to identify and assess potential inside information.

What should I do if…

…I overhear information about Standard Life Aberdeen’s results before they are announced?

You should not share what you have heard or deal in Standard Life Aberdeen Plc shares. The information is likely to be confidential and may be inside information. You should also speak to the person you overheard to let them know what has happened.

…I am on an Insider List and wish to trade in Standard Life Aberdeen Plc shares?

You must contact Group Secretariat.

...I receive or overhear sensitive information about one of Standard Life Aberdeen’s products before it is publicly available?

You should not share what you have heard (including sharing with internal stakeholders) or deal in the relevant product if the information you have is precise, sensitive, and if it was available to other investors it is likely to have a material impact on the price of the product or allow you to gain an unfair advantage if you acted on that information.

Malpractice, Anti-Bribery & Inducements

Gifts & Entertainment

What are gifts and entertainment?

Gifts and entertainment are:

•	the giving or receiving of gifts and hospitality

•	invitations to events that would otherwise incur a cost to attend

•	events that contain a significant hospitality element

•	the provision of flights or accommodation.

Standard Life Aberdeen has a zero tolerance towards bribes, offered or accepted; it is therefore incumbent on us all to exercise care when offering or accepting gifts or entertainment. These may be perceived as a conflict of interest, an inappropriate inducement or even a bribe, and may risk bringing Standard Life Aberdeen into disrepute.

Before offering or accepting a gift or hospitality, we have a duty to assess whether it’s appropriate, taking into account who is involved, the nature of the relationship and the value of the gift or hospitality. Local authorisation procedures and limits on the type and value of gifts and entertainment are in place and must be followed.

We must all record these kinds of benefits (whether offered or received) on the appropriate register in line with local procedures.

Please ensure you are aware of the requirements within the Gifts and Entertainment procedures and agreements relevant to your business unit before accepting or arranging any gifts or entertainment.

If you are planning to provide a gift or some entertainment or you are responsible for authorising any of these activities, you need to consider the questions in the following diagram before going ahead.

If you have any doubt about the answers to these questions, this may indicate that the activity may not be appropriate. If you are unsure, contact your Financial Crime team.

Political Donations and Dealing with Public Officials

What are political donations?

Political donations are any gift, subscription, loan, advance or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state, district or local office

2.	Payment of debt incurred in connection with any such election

3.	Transition or inaugural expenses of the successful candidate for state or local office

We must not make monetary donations or give indirect assistance to political organisations or election candidates on behalf of Standard Life Aberdeen.

We must not undertake on Standard Life Aberdeen’s behalf any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organisation or election candidate.

If you personally wish to make political donations, you must consider whether there is a conflict of interest, for example if you are donating to a local or district council who are a client or potential client.

Examples of “indirect assistance”

•	Gifts, sponsorship, subscriptions or loans

•	Expenditure incurred in preparing, publishing and disseminating material.

•	The payment of expenses incurred directly or indirectly by a political party, organisation or independent candidate.

Who are public officials?

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public domestic or international organisation.

Public officials have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

We do not offer any payments, gifts or other advantages to anyone (including public officials) with the intention of inducing them to act improperly. We must never make, or knowingly benefit from a third party making, any inappropriate payment or gift to a public official in order to influence their actions. This includes facilitation payments or “grease payments” which may be regarded as normal in some countries.

For more information refer to the guidance and policy on Political Donations or Support relevant to your business area.

What is a facilitation payment?

A facilitation payment is any payment made to a public official to ensure that they perform their duty.

We should never request or accept such payments, gifts or other advantages. You should reject any requests for facilitation payments except in ‘extenuating circumstances’ and report them to Risk and Compliance or via the whistleblowing Speak Up helpline (see page 16 and 17). Extenuating circumstances are when there is an immediate threat to life, limb or liberty.

Expenses & Company Assets

We are committed to protecting our customer, client and company assets. We all have a duty to guard against waste and abuse of these assets.

What are expenses?

Expenses are costs incurred and paid for using a company credit card or your own money for business related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements contained in the procedures and guidance on expenses relevant to your business area can be paid for or reclaimed.

If you are ordering goods or services from a third party supplier, they must be paid following the applicable local procedures. A purchase order must be approved before you order any goods or services.

What are my obligations in relation to expenses?

•	You must comply with your business unit’s policy and procedures on expenses.

•	Expense claims must be filled out accurately and completely, including all necessary fields.

•	You must submit receipts within the appropriate timescales via your local procedure. If you are an authorising manager, you must check receipts before approving.

What are company assets?

Company assets are primarily for business use. We should use them responsibly, efficiently and only for legitimate business purposes in line with company and local policies. We should limit any personal use of the phone, email and internet in line with local guidelines.

We must take care to protect physical assets like mobile phones and tablets and secure them when not in use, whether inside or outside the office.

We are all expected to help conserve resources, for example minimising energy, water and paper consumption and recycling any waste.

What should I do if…

…I realise I have been overpaid expenses?

The overpayment will need to be repaid. Contact your local finance team who deal with staff expenses or, if you are not sure who to contact, speak with your manager.

Using Information Responsibly

We are committed to protecting our customer, client and corporate information.

The confidentiality, integrity and availability of our information is critical to safeguarding our customers, our clients, our people, our reputation, our financial integrity and allowing us to meet our business objectives. We must never use confidential or inside information for personal gain – or to benefit friends, family or our associates. We must always treat Standard Life Aberdeen’s confidential information as we would our own.

It is important to consider the audience of such confidential information before sharing it, even with colleagues, to ensure that it is indeed necessary to share the information and whether this may lead to a potential or actual conflict of interest.

What data needs to be kept secure?

We must protect information relating to our customers and clients from unnecessary disclosure, whether inside or outside Standard Life Aberdeen. This includes both corporate information and individuals’ personal data. We all have a duty to think carefully before disclosing any information.

We must be particularly careful with different types of data:

•	Customer/client data – such as bank details and during ‘Know your customer’ checks

•	Corporate data – for example information obtained during due diligence or service reviews of business partners

•	Employee data – including personnel and medical files of our people

•	Intellectual property – for example details of a new product or investment strategy, or the design of a new property we are developing.

We must all meet the requirements set out in the Standard Life Aberdeen Protection of Information and Resilience Policy and meet the local guidance and requirements for electronic communications and the use of social media. We must also meet any individual obligations relating to confidentiality as contained within your contract of employment, as well as adhering to applicable data protection and privacy laws. This is particularly relevant for personal data, which includes any data or information we have or could come into possession of which allows us to identify a living individual.

What are my obligations in relation to the confidentiality and security of information?

We must all think carefully when working with or disclosing information, particularly outside Standard Life Aberdeen, about the legal requirements and the potential personal or reputational damage that could result from inappropriate disclosure. Be particularly careful when using social media.

•	You should not conduct business communications using your personal email account

•	You may not use social media for business purposes unless specifically approved to do so

•	Anyone who chooses to make their association with Standard Life Aberdeen known when they use personal social media profiles should make it clear that the views they express are theirs and do not represent Standard Life Aberdeen ’s views.

What happens if I do not treat information with the appropriate level of security and confidentiality?

In addition to breaching internal policies and procedures, deliberate misuse of information can result in criminal and civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

What should I do if…

…I notice that I (or a colleague) have emailed information to the wrong person?

First of all establish the nature of the information, how sensitive was it, was it confidential company information or personal details of our customers and was the information issued by email in a password protected document that only the correct person knows? Knowing the answers to these questions will help us understand the level of exposure for the business or our customers and clients.

Contact the recipient and advise the information has been sent to them in error and ask them to confirm that it has been destroyed securely.

If personal data has been sent to someone else in error, raise a Data Protection breach immediately using the normal process in your error and advise your Manager of the mistake so they can help assess the risk and advice on the appropriate action to take.

Wrongdoing and Speaking up

Speaking up is about more than reporting illegal or unethical behaviour. Reporting this kind of behaviour is, of course, important but we all have a duty to raise concerns of wrongdoing. By raising your genuine concerns as soon as you can, you are potentially helping to protect our customers, clients, people and the business from financial and/or reputational loss.

Reporting a concern about wrongdoing is known as whistleblowing. This is not to be confused with concerns about working conditions or relationships with your colleagues which are covered by your local grievance procedures.

You will not be at risk of losing your job or suffering any form of reprisal as a result of raising a genuine concern. Standard Life Aberdeen does not tolerate the harassment or victimisation of anyone raising a genuine concern and considers it a disciplinary matter to victimise anyone who has raised a genuine concern.

Who can I speak to?

You can speak to your line manager about any of the matters raised in this Code.

You can also contact the Risk and Compliance team if you need advice or suspect misconduct, illegal or unethical behaviour or financial crime and are unsure what to do. Additionally, if you feel you cannot raise your concern using your normal reporting line, or wish to raise it anonymously, you can do so using our confidential whistleblowing Speak Up hotline.

In all jurisdictions where we operate we comply with the applicable whistleblowing regulations and legal requirements. Anyone working as part of Standard Life Aberdeen can raise concerns with the UK’s Financial Conduct Authority, the Prudential Regulation Authority, or with their local regulator, including the whistleblowing services of the Securities and Exchange Commission or the Financial Industry Regulatory Authority in the United States.

Concerns can be raised directly with the relevant regulator at any time, whether you’ve raised the concern internally first or not. You are not required to obtain prior approval to make such a report or notify the company that you have done so.

Confidential Speak Up hotline

An independent and confidential Speak Up service is available to all people working for Standard Life Aberdeen to raise concerns of wrongdoing. The service is provided by Safecall who are recognised as a leading global authority on all aspects of whistleblowing. You can use it to raise a concern of wrongdoing within Standard Life Aberdeen but feel uncomfortable using your normal internal channels to report it.

Additionally, Standard Life Aberdeen has subscribed to Public Concern at Work (PCaW), a charity that provides independent and confidential advice to employees if they ever find themselves in a dilemma regarding what to do if they witness wrongdoing at work. PCaW offer an advice line - 0207 404 6609, which is managed by qualified lawyers with a wealth of experience in whistleblowing law and practice, who can provide support to you as a whistleblower. This is an advice service not a reporting line; you should report wrongdoing in accordance with the whistleblowing Speak Up process.

In the UK, contact 0800 915 1571 or via www.safecall.co.uk/report or via standardlifeaberdeen@safecall.co.uk

For other countries, local whistleblowing Speak Up telephone numbers and the online form can be found on your local intranet.

Useful information

All Standard Life Aberdeen risk policies are available to view on your intranet site at:

Standard Life Aberdeen Risk Policies

If you do not have access to the intranet copies can be obtained from your local Risk and Compliance team.

Specific Policies referred to in this Code are:

Standard Life Aberdeen Conflicts of Interest Policy

Standard Life Aberdeen Outside Appointments Policy

Standard Life Inside Information and Securities Dealing Policy

Standard Life Aberdeen Protection of Information and Resilience Policy

Additional guidance on processes and procedures to enable you to comply with the standards of the Global Code of Conduct can be found on the intranet or you should contact your Risk and Compliance team.

Additional information on whistleblowing and Speaking Up can be found at:

Speak Up - what it means

EX-28.p.25

The Addendum to the Global Code of Conduct for heritage SLI Employees

About the Code of Conduct Addendum

Introduction

Aberdeen Standard Investments (“ASI”) is committed to placing our clients at the centre of everything we do. We recognize that our business raises conflicts of interest and that it is our duty to mitigate these. Therefore, we have adopted a common, unifying Conflicts of Interest Policy which applies across heritage Standard Life Investments and heritage Aberdeen Asset Management. We recognize, however that the application of this common standard will differ across the organization while we work to harmonize underlying processes and the technology that supports them. This Addendum is intended for those employees who come to ASI through the heritage Standard Life Investments.

Where policies or procedures have been harmonized across ASI heritage entities, this Addendum will reflect this ASI-wide approach. Where a policy, procedures or technology remain at the heritage Standard Life Investments level this document will reflect this.

When a Policy has been adopted by Standard Life Aberdeen, thus applying to all subsidiaries and affiliates, this is indicated as such.

Complying with this Addendum

Everyone who works for Standard Life Aberdeen is required to follow the principles contained in the Global Code of Conduct and must attest to this at least annually. In addition, there are a number of more detailed specific additional requirements for people who work for heritage Standard Life Investments as we operate in asset management. These additional requirements are set out in this Addendum, which should be read in conjunction with the Global Code of Conduct.

Employees in Scope of this Addendum

This Addendum applies to:

heritage Standard Life Investments (h-SLI):

•	all employees and contractors,

•	all secondees to h-SLI.

heritage Standard Life plc:

•	anyone who has been advised by Risk and Compliance that they have been deemed to be an h-SLI ‘access person’ [1] or an h-SLI ‘supervised person’[2].

As individuals we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. Please read this Addendum, in conjunction with the Global Code of Conduct, and think about how it applies to you.

Please note that employees of heritage Aberdeen Asset Management are not in scope of this document. Aberdeen Access Persons should refer to the heritage Aberdeen Code of Ethics.

If you are unsure whether you are required to comply with the additional requirements set out in this Addendum, please contact your local Risk and Compliance team.

What happens if I do not meet the conduct standards?

Any action that falls short of the requirements of the Global Code of Conduct and its Addendum, or any of our regulators, may be dealt with under Standard Life Aberdeen’s formal investigation and disciplinary procedures. Depending on the nature of the breach, this may be regarded as gross misconduct and result in your dismissal. In the case of contractors and agency workers, any inappropriate conduct may lead to the termination or suspension of services. We may also be obliged to submit a report to our regulators and/or the authorities.

Aberdeen Standard Investments has an obligation to report suspicious transactions to our regulators. If you participate in such an activity, this may have an impact on your Approved Person status (if applicable) and may be considered a breach. Global regulators have recently actively prosecuted a number of high profile market abuse and insider dealing cases. They have all made public statements of their intention to prioritise the use of criminal and civil powers to pursue those who abuse markets.

If you become aware of a breach of the Global Code of Conduct, this Addendum and/or a regulatory breach you must report this at the earliest opportunity to your manager and/or Risk and Compliance, or via the Speak Up helpline (see the ‘Wrongdoing and Speaking Up’ section of the Global Code of Conduct).

1 h-SLI Access Persons

All permanent employees of heritage Standard Life Investments, and anyone who has access to investment decisions for listed funds, are ‘Access Persons’.

2 h-SLI Supervised Persons

Supervised Persons are all heritage Standard Life Investments’ permanent employees, contractors who have ‘COxxxx’ staff numbers and secondees to heritage Standard Life Investments

Conflicts of Interest

As a firm that conducts investment business, Aberdeen Standard Investments has a fiduciary obligation to establish, implement and maintain adequate arrangements to manage and mitigate conflicts of interest.

In addition to the obligations highlighted on page 8 of the Global Code of Conduct, you must comply with Aberdeen Standard Investments’ Conflicts of Interest Policy. This states that you have a responsibility to identify any actual and potential conflicts of interest for Aberdeen Standard Investments’ clients arising from your activities and to be able to demonstrate that they are managed appropriately and fairly.

Your individual contract of employment may also place restrictions on you with regards to your ability to accept appointments with external organisations or undertakings in order to reduce the potential for a conflict of interest to arise.

What are my obligations if I think I have a conflict?

You must notify any actual and potential conflicts of interest to Risk & Compliance via conflicts.reporting.global@aberdeenstandard.com, together with details of how you are managing them appropriately and fairly.

Risk and Compliance maintain a register of all conflicts of interest.

Any conflicts of interest that cannot be managed effectively, and which pose a material risk of damage to client interest, will be disclosed to clients.

If there is a conflict between the interests of different clients, you must be able to demonstrate that a fair process has been followed.

If you believe there has been a breach of Aberdeen Standard Investments’ Conflicts of Interest Policy, the Global Code of Conduct or this Addendum, you must follow Standard Life Aberdeen’s Risk Management Framework process immediately and ensure it is reported to Risk and Compliance.

Outside Appointments

What are my obligations in relation to outside appointments?

In addition to the obligations highlighted in page 8 of the Global Code of Conduct, you must comply with the ASI Outside Appointments Handbook.

You must gain approval from your Line Manager and Risk & Compliance, via Compass for any Outside Appointments that you or your Immediate Family have as detailed in the ASI Outside Appointments Handbook

Details of the Outside Appointment is sent to your Line Manager for approval, then forwarded to Risk & Compliance for approval following Line Manager approval via Compass. Where appropriate (e.g. for appointments as a director of an outside business) Risk & Compliance will also ask the Chief Executives of Aberdeen Standard Investments to approve an Outside Appointment.

Directors / Executives

In addition to the requirements above, as detailed in the SLA Conflicts of Interest Risk Policy, all Standard Life Aberdeen plc Executive and non-Executive directors; Executive Committee members; members of the Executive Job Family (“EJF”); and independent subsidiary company NEDs must seek authorisation and notify Group Secretariat before taking up an Outside Appointment. Additionally, all directors of UK registered subsidiary companies must contact Group Secretariat before accepting an outside appointment. Where there is an actual or potential conflict of interest, the appointment may only be taken up after the relevant subsidiary board has given approval. For assistance with this please contact Group Secretariat at group_secretariat@standardlife.com.

Market Conduct and Inside Information

What are my obligations if I suspect I have inside information?

In addition to the obligations highlighted in page 10 of the Global Code of Conduct, if you come into possession of inside information, you must follow the ‘Inside Information Policy and Chinese Walls Procedure detailed in the heritage Standard Life Investments Compliance Manual.

It is your responsibility to recognise when you have been given access to inside information, you should not rely on the other party to tell you. The same considerations apply when dealing with property or land as when you are dealing in securities.

If you are unsure if you have correctly identified inside information, you should contact Risk and Compliance.

Personal account dealing

What is personal account dealing?

Personal account dealing is the buying or selling of securities in which an individual has, or acquires, a direct or indirect beneficial ownership. It includes dealing on behalf of:

•	your own account

•	any account on which you have controlling authority to deal (e.g. Power of Attorney)

•	any other accounts that are held by immediate family members (your spouse/partner, dependent children or parents) within your household.

What are ‘reportable securities’?

Reportable securities are all types of investment, including Initial Public Offerings and Private Placements, with some exceptions which appear to present little opportunity for market abuse. Please refer to Appendix 1 of the Personal Account Dealing procedure for these exceptions.

What are the restrictions on my ability to transact personal deals?

You are prohibited from personal dealing if:

•	you have reason to believe that the transaction is likely to lead to a conflict of interest with heritage Standard Life Investments or its clients and customers

•	you have inside information on the security or suspect that such dealing would be market abuse

•	the security is currently on the ‘insider list’

•	the transaction would involve taking a short position on a financial instrument (e.g. short selling, spread betting on financial instruments, selling uncovered options)

•	you have not received the appropriate authorisation/approval for the transaction.

What are my obligations in relation to personal account dealing?

•	You must comply with heritage Standard Life Investments’

Personal Account Dealing Procedure.

•	You must gain approval for personal account dealings in ‘reportable securities’, via Compass, in advance of transacting the deal.

•	You must trade and record the trade on Compass within the specified timescales and hold ‘reportable securities’ for at least 60 days before trading them again.

•	You must report any violations of the above requirements to Risk and Compliance.

Access Persons (all permanent employees of heritage Standard Life Investments , and anyone who has access to investment decisions for listed funds, are ‘Access Persons’) In addition to the above, Access Persons must also disclose their personal accounts and holdings via Compass within the timescales specified in heritage Standard Life Investments’ ’ Personal Account Dealing Procedure.

If you are an ‘Access Person’ based in Hong Kong:

•	You also need to gain pre-approval from the Asia Pacific Risk and Compliance team to appoint any Hong-Kong-based brokers to trade on your behalf.

•	You must send duplicate copies of statements to the Asia Pacific Risk and Compliance team.

Malpractice, Anti-Bribery & Inducements

Political Donations

What are my obligations in relation to political donations?

•	Regardless of your location, you must comply with heritage Standard Life Investments’ Political Donations within US Procedure.

•	‘Access Persons’ must gain pre-approval from the heritage Standard Life Investments North American Chief Compliance Officer for any donations they, or immediate family members (e.g. spouse/partner, dependent children or parents) within their household, make to a political party or campaign within the US. If you are an ‘Access Person’ you will be asked to attest at least annually that you have disclosed all such donations within Compass.

•	You must keep a record of any interactions that you have with public officials (e.g. lobbying a member of parliament or requesting planning consent). If your interactions involve the giving or receiving of gifts or entertainment you must ensure you have complied with heritage Standard Life’s Gifts and Entertainment Procedure. You must follow the Aberdeen Standard Investments Conflicts of Interest policy if there is a potential or actual conflict.

•	You must be able to demonstrate that your interactions with public officials are legitimate and are not linked to corruption of any kind.

What do our regulators expect from us?

Each of our regulators, in all of the jurisdictions in which we operate or have clients, has set out their expectations, rules and requirements. These are normally a combination of principles and very specific rules and regulations. They are the foundation of the system of regulation and our regulators rightly expect us to demonstrate impeccable levels of conduct. It is our responsibility as individuals to be aware of what is expected of us and for what we will be accountable.

Therefore, please take time to understand the principles and specific rules that are relevant to you. You will find more details of the requirements and procedures you must comply with in the Compliance Manual and from your local Risk and Compliance team.

Listed below are our regulators in various countries.

Australia – Aberdeen Standard Investments Limited (ABN 36 142 665 227) is exempt from the requirement to hold an Australian financial services license in respect of the provision of financial services to wholesale clients and is supervised by the Australian Securities and Investments Commission (ASIC).

Canada – We are regulated in Canada by the Ontario Securities Commission (OSC).

China – Aberdeen Standard Investments Limited has a representative office in Beijing and is supervised by the China Securities Regulatory Commission (CSRC).

Germany – We have a registered branch with the Federal Financial Supervisory Authority (BaFin).

Hong Kong – Aberdeen Standard Investments (Hong Kong) Limited is registered for Regulated Activities Type 1 (Dealing in Securities) and Type 9 (Asset Management) in Hong Kong and regulated and supervised by the Securities and Futures Commission, Hong Kong.

Ireland – We have a branch registered with the Central Bank of Ireland.

Italy – We have a branch registered with the Commissione Nazionale per le Società e la Borsa (CONSOB).

Japan – Aberdeen Standard Investments (Japan) Limited is licensed with the Investment Advisory and Agency license and is supervised by the Financial Services Agency (FSA).

Jersey and Guernsey – we provide outsourced services on behalf of Standard Life Wealth Limited which are connected to Standard Life entities regulated by other jurisdictions, including Standard Life Wealth International Limited (regulated in Jersey and Guernsey), Standard Life Wealth (CI) Limited (regulated in Jersey) and Standard Life Wealth Offshore Strategy Fund (regulated in Jersey).

Switzerland – We are licensed in Switzerland with the Financial Market Supervisory Authority (FINMA).

UK – we are incorporated and regulated in the UK by the Financial Conduct Authority (FCA).

US – We are regulated in the US by the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC) and the Financial Industry Regulatory Authority (FINRA).

Our status with the FCA and SEC means that all of our activities could be subject to their regulation and supervision. Therefore, you need to be aware of their key objectives, principles and requirements.

UK Regulator – FCA

The FCA has based one of the three key pillars of its supervision around finding the answer to the question: ‘Are the interests of clients and market integrity at the heart of how the firm is run?’

The FCA demonstrates this through enforcement and oversight of its principles for business.

•	Integrity – a firm must conduct its business with integrity.

•	Skill, care and diligence – a firm must conduct its business with due skill, care and diligence.

•	Management and control – a firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

•	Financial prudence – a firm must maintain adequate financial resources.

•	Market conduct – a firm must observe proper standards of market conduct.

•	Customers’ interests – a firm must pay due regard to the interests of its customers and treat them fairly.

•	Communications with clients – a firm must pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading.

•	Conflicts of interest – a firm must manage conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

•	Customers: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgement.

•	Clients’ assets – a firm must arrange adequate protection for clients’ assets when it is responsible for them.

•	Relations with regulators – a firm must deal with its regulators in an open and co-operative way and must disclose to the appropriate regulator anything relating to the firm of which that regulator would reasonably expect notice.

US Regulator – SEC

We are registered as an investment adviser with the SEC and, as such, we recognise our fiduciary obligations to our clients.

Our obligations include the adoption of the Global Code of Conduct and this Addendum and to provide each Supervised Person with a copy of the Global Code of Conduct and this Addendum upon hire and at least annually thereafter. Each Supervised Person must attest to having received, read, understood and abide by the requirements within the Global Code of Conduct and this Addendum and supporting procedures. Additionally, the Chief Compliance Office (or delegate) for US-registered entities must review reports submitted pursuant to the Global Code of Conduct and this Addendum and supporting procedures.

SEC requirements

All Supervised Persons must follow these principles:

•	Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow professionals.

•	Use an affirmative duty of care, loyalty, honesty and good faith in complying with our fiduciary duties towards clients.

•	Act for the benefit of our clients and place client interests before our own.

•	Treat all clients fairly; never act in such a way as to grant, or appear to grant, favoured status to one client over another.

•	Comply with all applicable federal securities laws.

•	Report any violations of the Code of Conduct to the Standard Life Investments (Corporate Funds) LTD or Standard Life Investments (USA) chief compliance officer or Chief Risk Officer.

•	Submit timely, in true and complete form, all reports as required in the Personal Account Dealing Procedure.

•	Adhere to all provisions and restrictions contained in the Global Code of Conduct and this Addendum including, but not limited to, those related to insider trading, gifts and entertainment, and conflicts of interest.

Useful information

ASI – Conflicts of Interest Policy

ASI – Conflicts of Interest Handbook

Heritage Standard Life Investments’ Compliance Manual

Heritage Standard Life Investments’ Inside Information Policy

Heritage Standard Life Investments’ Chinese Walls Procedure

Heritage Standard Life Investments’ Personal Account Dealing Procedure

Heritage Standard Life Investments’ Political Donations within US Procedure

ASI – Outside Appointments Handbook